EXHIBIT 4.5

AMENDMENT TO SECURITY AGREEMENTS

          THIS AMENDMENT TO SECURITY AGREEMENTS, dated as of the 29th day of December, 2009 (the “Amendment”), is made by and among VYCOR MEDICAL, INC, a Delaware corporation (formerly Vycor Medical, LLC, a New York limited liability company) (“Vycor”), FOUNTAINHEAD CAPITAL MANAGEMENT LIMITED, an entity registered in Jersey, Channel Islands (successor to Fountainhead Capital Partners Limited) (“FHCM”) and REGENT PRIVATE CAPITAL, LLC, an Oklahoma limited liability company (“Regent”)

BACKGROUND

          A. On or about December 15, 2006, Vycor entered into a Security Agreement (“Original FHCM Security Agreement”) with FHCM with respect to an initial loan in the amount of $172,500. Following the date of the initial loan, FHCM extended a number of additional advances to Vycor such that as of the date hereof the aggregate principal amount of all such loans is $598,000, together with interest accrued through November 30, 2009 in the amount of $73,362, for a total obligation of $671,362. Under the terms of the Original FHCM Security Agreement, all of these advances together with accrued interest thereon comprise “Obligations” as the term is defined in the Original FHCM Security Agreement.

          B. On or about February 15, 2008, Vycor entered into a Security Agreement (“Original Regent Security Agreement”) with Regent with respect to an initial loan in the amount of $500,000. Following the date of the initial loan, Regent extended a number of additional advances to Vycor such that as of the date hereof the the aggregate principal amount of all such loans is $728,500, together with interest accrued through November 30, 2009 in the amount of $93,504, for a total obligation of $822,004. Under the terms of the Original Regent Security Agreement, all of these advances together with accrued interest thereon comprise “Obligations Secured” as the term is defined in the Original Regent Security Agreement. Pursuant to the terms of an Intercreditor Agreement between FHCM and Regent, it was agreed by both FHCM and Regent that the liens created by both the Original FHCM Security Agreement and the Original Regent Security Agreement shall be of equal priority for all purposes.

          C. On or about December 21, 2009, FHCM agreed to exchange instruments representing all amounts due to it by Vycor for a new Debenture in the original face amount of $371,362 (“New FHCM Debenture”) and Regent agreed to exchange instruments representing all amounts due to it by Vycor for new Debentures in the aggregate original face amount of $790,000 (“New Regent Debentures”).

          D. FHCM, Regent and Vycor desire to confirm that, subject to the terms and conditions of the Original FHCM Security Agreement and the Original Regent Security Agreement, and further subject to the terms and conditions detailed in this Amendment, the New FHCM Debenture shall be an “Obligation” as defined in the Original FHCM Security Agreement and the New Regent Debenture shall be an “Obligation Secured” under the terms of the Original Regent Security Agreement and that the terms of both the Original FHCM Security Agreement and Original Regent Security Agreement, subject to the terms of the Intercreditor Agreement between FHCM and Regent, are confirmed with respect thereto.

          NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Applicability of Original FHCM Security Agreement and Regent Original Security Agreement.

The New FHCM Debenture is deemed to be an “Obligation” under the Original FHCM Security Agreement and the New Regent Debenture is deemed to be an “Obligation Secured” under the terms of the Original Regent Security Agreement.

2.	Priority.

a.

The security interest of FHCM pursuant to the Original FHCM Security Agreement and the security interest of Regent pursuant to the Original Regent Security, together with all additional future advances by FHCM shall continue to be of equal priority for all purposes, subject only to the limitation detailed in subparagraph 4(b), below.

b.

Notwithstanding the foregoing, to the extent that additional advances by FHCM (or its designees) after the date hereof, taken together with all other outstanding obligations secured by both the Original FHCM Security Agreement and Original Regent Security Agreement, exceed the aggregate sum $1,800,000 (including accrued interest thereon), the excess over $1,800,000 on account of such additional FHCM advances after the date hereof shall for all purposes be deemed to be subordinate to the other obligations secured by the Original FHCM Security Agreement and Original Regent Security Agreement and shall be secured by a second priority security interest in the Collateral, as defined in the Original FHCM Security Agreement.

3.	Confirmation of Original FHCM Security Agreement and Original Regent Security Agreement.

In all other respects, the Original FHCM Security Agreement and Original Regent Security Agreement and the terms of the Intercreditor Agreement between FHCM and Regent remain unchanged and continue to be in full force and effect.

          IN WITNESS WHEREOF, this Amendment has been executed and delivered by the parties hereto as of the date first above written.

VYCOR MEDICAL, INC.
a Delaware corporation

/s/ Heather Vinas
By:	____________________________
Name: Heather Viinas

Title: President

FOUNTAINHEAD CAPITAL MANAGEMENT LIMITED
An entity registered in Jersey, Channel Islands

/s/ Gisele Le Miere, Director
/s/ Carole Dodge, Director
By:	_________________________________
Name:

REGENT PRIVATE CAPITAL, LLC, an Oklahoma
limited liability company

/s/ Lawrence Field
By:	_________________________________
Name: Lawrence Field